UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2013

FRANKLIN RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-09318	13-2670991
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Franklin Parkway, San Mateo, California 94403

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (650) 312-2000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a)	Bylaw Amendments

On December 10, 2013, the Board of Directors (the “Board of Directors’) of Franklin Resources, Inc. (the “Company”) approved an amendment to, and restatement of, the Company’s Amended and Restated Bylaws, effective as of such date. The amended Bylaws reduce the authorized number of Directors from eleven to ten as of the annual meeting of stockholders scheduled for March 12, 2014, as well as include a number of administrative changes.

The foregoing description of the amendment to the Company’s Amended and Restated Bylaws is qualified in its entirety by the full text of the Amended and Restated Bylaws filed as Exhibit 3.1 hereto and incorporated herein by reference.

Item 8.01	Other Events.

On December 10, 2013, the Board of Directors authorized the Company to repurchase, from time to time, up to an aggregate of 30.0 million shares of its common stock in either open market or off-market transactions. The size and timing of these purchases will depend on price, market and business conditions and other factors. The stock repurchase program is not subject to an expiration date. The new Board of Directors authorization is in addition to the existing authorization, of which approximately 9.7 million shares remained available for repurchase at November 30, 2013. Shares repurchased under the stock repurchase program are retired. A copy of the press release announcing the addition to the stock repurchase program is attached as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

3.1	Amended and Restated Bylaws of Franklin Resources, Inc. (as adopted and effective December 10, 2013)

99.1	Press Release, dated December 10, 2013, issued by Franklin Resources, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANKLIN RESOURCES, INC.

Date: December 11, 2013	By:	/s/ Kenneth A. Lewis
	Name:	Kenneth A. Lewis
	Title:	Chief Financial Officer and Executive Vice President

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Bylaws of Franklin Resources, Inc. (as adopted and effective December 10, 2013)

99.1	Press Release, dated December 10, 2013, issued by Franklin Resources, Inc.